Exhibit 27.(c)(3)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement (“Agreement”) is made as of May 1, 2016 by and among PACIFIC LIFE INSURANCE COMPANY (“PLIC”), a life insurance company and Nebraska corporation, PACIFIC LIFE & ANNUITY COMPANY (“PL&A”), a life insurance company and Arizona corporation (collectively, “PACIFIC LIFE”) on behalf of the segregated asset accounts of PLIC and PL&A (hereinafter collectively referred to as the “Separate Accounts”), and PACIFIC SELECT DISTRIBUTORS, LLC, (“PSD”), a broker/dealer registered with the SEC pursuant to the 1934 Act, a member of FINRA, and a California corporation (PLIC, PL&A and PSD are hereinafter collectively referred to as “Parties”). This Agreement replaces and supersedes all prior distribution agreements among the Parties for the Separate Accounts.

WITNESSETH

WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940 (“1940 Act”), or exempt from registration under Regulation D of the 1933 Act, and PACIFIC LIFE has established and maintains the Separate Accounts, each a separate investment account, for the purpose of selling variable life insurance policies and variable annuity contracts (hereinafter collectively referred to as “Contracts”);

WHEREAS, the distribution and selling of such Contracts commences after the effectiveness of the Registration Statements relating thereto, filed with the SEC on Forms N-6 and N-4, respectively, or any successor forms thereto, pursuant to the Securities Act of 1933, as amended (“1933 Act”), or an offering memorandum, relating thereto, through PSD, acting as distributor for PACIFIC LIFE;

WHEREAS, PACIFIC LIFE desires to retain the services of PSD as the Distributor and Principal Underwriter of the Contracts issued by PACIFIC LIFE and PSD is willing to render such services under the terms stated herein; and

WHEREAS, PLIC and/or PL&A and PSD have entered into the “PACIFIC LIFE INSURANCE COMPANY and PACIFIC LIFE & ANNUITY COMPANY INSURANCE PRODUCTS SELLING AND SERVICING AGREEMENT” (hereinafter referred to as “Selling Agreement”) with the broker/dealers that are authorized to sell the Contracts (“Broker/Dealers”), and such Selling Agreements identify the Contracts to be distributed.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties agree as follows:

1.	Appointment as Distributor/Principal Underwriter. PACIFIC LIFE appoints PSD and PSD agrees to serve, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the Exchange Act, as the Distributor and Principal Underwriter for the Contracts to be sold by Broker/Dealers. PACIFIC LIFE also appoints PSD as its independent General Agent, as may be required under state law, for distribution of the Contracts (including any riders which PACIFIC LIFE may make available) and for distribution of such other Contracts as PACIFIC LIFE may issue, from time to time. The premium rates for such Contracts are set by PACIFIC LIFE.

2.	Selling Agreements. The Selling Agreements identify the duties and responsibilities of the Parties and Broker/Dealers relating to the solicitation and sale of the Contracts. All terms of the Selling Agreements are incorporated herein by reference.

3.	Expenses. PACIFIC LIFE shall pay all of the following expenses, including but not limited to, costs and expenses incurred in connection with the sale and distribution of the Contracts:

(a)	expenses pertaining to the preparation of PACIFIC LIFE’s financial statements for inclusion in PACIFIC LIFE’s registration statements, annual reports and semi-annual reports of the Separate Accounts;

(b)	expenses pertaining to the preparation, printing, and/or distribution of any reports or communications, including any applicable Prospectus or Statements of Additional Information, which are sent to owners of the Contracts;

(c)	filing and other fees payable to federal and state securities regulatory authorities necessary to register and maintain registration of the Contracts and offering memoranda;

(d)	expenses of PACIFIC LIFE’s administration, including all costs and expenses in connection with the issuance, transfer, and/or registration of the Contracts, including but not limited to, all taxes and other government charges; and

(e)	costs of sales presentations, mailings, sales promotion materials, advertising, and other marketing efforts by PSD in connection with the distribution or sale of the Contracts.

During the term of this Agreement, PSD shall pay expenses in complying with this Agreement and all salary and other compensation to employees of PSD, if any. Expenses shall be billed to PACIFIC LIFE at least quarterly within 30 days of the end of the period. Amounts are due 30 days after the billing date.

4.	Books and Records. The Parties shall maintain and preserve records required by applicable laws, regulations, and rules. Further, the Parties may rely upon each other to create and maintain required records and will provide such upon request to the other Party. The books, accounts and records of PACIFIC LIFE, the Separate Accounts, and PSD shall be maintained to clearly and accurately disclose the nature and details of the transactions, including such accounting information needed to support the reasonableness of the amounts to be paid by PACIFIC LIFE. All documents, reports, records, books, files and other materials relating to this Agreement shall be the sole property of PACIFIC LIFE held by PSD as distributor, during the term of this Agreement. PSD shall promptly deliver all such materials to PACIFIC LIFE upon the termination of this Agreement, free from any claim or retention of rights, except to the extent PSD must retain certain documents in accordance with applicable laws, regulations and rules. PSD will identify such documents to PACIFIC LIFE.

5.	Commissions. PACIFIC LIFE shall arrange for the payment of commissions for the Contracts, through PSD, to Broker/Dealers pursuant to the Selling Agreements. PSD shall pay commissions to Broker/Dealers pursuant to the terms of the Selling Agreements.

6.	Distribution and Service Fees. In consideration of PSD’s role as the Distributor and Principal Underwriter of the Contracts issued by PACIFIC LIFE, PSD will receive distribution and/or service fees (including but not limited to 12b-1 Plan and Service Plan fees) from an unaffiliated fund or its affiliates that have contracted with PACIFIC LIFE. Regardless of whether PSD is a party to any agreements with such fund or its affiliates, such fees may be paid either directly to PSD, or for the convenience of the parties to any arrangement, may be paid to PACIFIC LIFE on behalf of PSD. Similarly, PACIFIC LIFE may pay distribution and/or service expenses on behalf of PSD and PSD will reimburse PACIFIC LIFE for such expenses that PACIFIC LIFE pays on its behalf up to the amount of related distribution and/or service fees received by PSD. Such reimbursement will be made by PSD to PACIFIC LIFE within 90 days of receipt of distribution and/or service fees. This section does not apply to any portion of fees received by PACIFIC LIFE related to investment advisory services or administrative services provided by PACIFIC LIFE.

7.	Confidentiality. During the term of this Agreement and for three (3) years after the termination of this Agreement, PSD shall not disclose or use any records or information and will regard and preserve as confidential all information related to the business of PACIFIC LIFE or the Separate Accounts that may be obtained by PSD from any source as a result of this Agreement. PSD shall disclose such information only if the disclosure: (a) has been expressly authorized in writing by PACIFIC LIFE or the Separate Account; or (b) is required by regulatory authorities or valid legal process. Unless prohibited by law, PSD shall promptly notify PACIFIC LIFE if PSD receives any request for disclosure of such information. PSD acknowledges that, in the event of a breach or threatened breach of this paragraph, PACIFIC LIFE will have no adequate damage remedy and, as a consequence, PACIFIC LIFE shall be entitled to seek an injunction against that breach. No specification in this Agreement of a legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy for a breach of this Agreement.

8.	Investigations, Proceedings and Customer Complaints. PSD and PACIFIC LIFE shall cooperate fully in any customer complaint, regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed pursuant to this Agreement. A Party may request to approve a response before it is sent to the customer, regulatory authority or self-regulatory organization by the other Party. PSD, PLIC and/or PL&A shall promptly notify the other party of all such inquiries, investigations and proceedings. Subject to the provisions of paragraph 6 of this Agreement, PSD shall furnish all regulatory agencies, self-regulatory organizations and courts with any information requested to ascertain whether the operations of PACIFIC LIFE and the Separate Accounts are being conducted in a manner consistent with applicable laws, regulations, and/or rules. Without limiting the foregoing:

(a)	PSD and PLIC and/or PL&A shall promptly notify the other party of any customer complaint received regarding any Contract sold pursuant to this Agreement;

(b)	PLIC and/or PL&A shall promptly notify PSD if: (i) any registration or exemption applicable to the Contracts is no longer effective; or (ii) PLIC and/or PL&A is the subject of any investigation, inquiry or other proceeding that involves the Contracts.

9.	Indemnification

(a)	PACIFIC LIFE shall indemnify and hold harmless PSD and PSD’s officers, directors, agents, controlling persons, employees, subsidiaries and affiliates for all attorneys’ fees, litigation expenses, costs, losses, claims, judgments, settlements, fines, penalties, damages, and liabilities incurred as the direct or indirect result of: (i) negligent, dishonest, fraudulent, unlawful, or criminal acts, statements, or omissions by PACIFIC LIFE or its employees, agents, officers, or directors; (ii) PACIFIC LIFE’s breach of this Agreement; (iii) PACIFIC LIFE’s failure to comply with any statute, rule, or regulation; (iv) a claim or dispute between PACIFIC LIFE and a Broker/Dealer (including its Representatives) and/or a Contract owner. PACIFIC LIFE shall not be required to indemnify or hold harmless PSD for expenses, losses, claims, damages, or liabilities that result from PSD’s misfeasance, bad faith, negligence, willful misconduct or wrongful act.

(b)	PSD shall indemnify and hold harmless PACIFIC LIFE and PACIFIC LIFE’s officers, directors, agents, controlling persons, employees, subsidiaries and affiliates for all attorneys’ fees, litigation expenses, costs, losses, claims, judgments, settlements, fines, penalties, damages and liabilities incurred as the direct or indirect result of: (i) PSD’s breach of this Agreement; and/or (ii) PSD’s failure to comply with any statute, rule, or regulation. PSD shall not be required to indemnify or hold harmless PACIFIC LIFE for expenses, losses, claims, damages, or liabilities that have resulted from PACIFIC LIFE’s willful misfeasance, bad faith, negligence, willful misconduct or wrongful act.

(c)	A party entitled to indemnification shall promptly notify the other party of all demands, claims, disputes and proceedings that may form the basis for indemnification pursuant to this Agreement. The party who may be obligated to provide indemnification shall be entitled to participate in the defense of the other party, but such participation shall not relieve the indemnifying party of its obligation under this Agreement.

10.	Agent of PACIFIC LIFE or Separate Accounts. Any person, even though also an officer, director, employee, or agent of PSD, who may be or become an officer, director, employee or agent of PACIFIC LIFE or the Separate Accounts shall be deemed, when rendering services to or acting in any business of PACIFIC LIFE or the Separate Accounts, to be rendering such services to or acting solely for PACIFIC LIFE or the Separate Accounts and not as an officer, director, employee, or agent or one under the control or direction of PSD even if paid by PSD.

Likewise, any person even though also an officer, director, employee, or agent of PACIFIC LIFE or the Separate Accounts, who may be or become an officer, director, employee, or agent of PSD shall be deemed, when rendering services or acting in any business of PSD, to be rendering such services to or acting solely for PSD and not as an officer, director, employee, or agent or one under the control or direction of PACIFIC LIFE or the Separate Accounts even though paid by PACIFIC LIFE or the Separate Accounts.

11.	Termination.

(a)	This Agreement shall terminate automatically upon its assignment without the prior written consent of the Parties.

(b)	This Agreement may be terminated without cause at any time by a party on sixty (60) days’ written notice to the other parties, without the payment of any penalty.

(c)	PACIFIC LIFE may immediately terminate this Agreement if: (i) the registrations, memberships, licenses, and/or authorizations of PSD specified in this Agreement are no longer in force or good standing; (ii) PSD becomes the subject of any investigation, inquiry, or other proceeding pending before a court, administrative agency or self-regulatory organization, that pertains to the violation of any statute, regulation, or rule and that might adversely affect PSD’s ability to perform its duties under this Agreement; or (iii) PSD has engaged in conduct inconsistent with the obligations imposed by this Agreement.

(d)	PSD may immediately terminate this Agreement as to either PLIC or PL&A or both to the extent that party: (i) becomes the subject of any investigation, inquiry, or other proceeding pending before a court, administrative agency or self-regulatory organization, that pertains to the violation of any statute, regulation, or rule and that might adversely affect PLIC’s and/or PL&A’s ability to perform its duties under this Agreement; or (ii) has engaged in conduct inconsistent with the obligations imposed by this Agreement.

(e)	A party who terminates this Agreement pursuant to paragraphs 10 (c)(iii) or 10(d)(ii) of this Agreement shall allow the other party fourteen (14) day to cure the breach that forms the basis for the termination.

(f)	Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except: (i) the obligation to settle accounts, including commissions on premiums or purchase payments subsequently received for Contracts in effect at the time of termination; and (ii) those specified in paragraphs 6, 7 and 8 of this Agreement.

12.	Regulations. This Agreement shall be subject to the provisions of the 1940 Act, the Exchange Act and the rules, regulations and rulings thereunder, and of the applicable FINRA rules and regulations, applicable state insurance law and other applicable law, and the terms hereof shall be interpreted and construed in accordance therewith.

13.	Independent Contractor. PSD shall act as independent contractor and nothing herein contained shall constitute PSD, its agents, officers or employees to be agents, officers, joint ventures or employees of PLIC and/or PL&A or the Separate Accounts in connection with the distribution of the Contracts.

14.	Right of Offset. PACIFIC LIFE has the right, in addition to all other rights and remedies available to it, to offset all assets and liabilities arising under this Agreement, including the unpaid balance of any amounts owed to a party of this Agreement in connection with the services provided under this Agreement. In the event that the assets and liabilities arising under this Agreement are not immediately determinable, then the parties will, in good faith, endeavor to negotiate the net amounts due or payable as of the applicable date. Net amounts due and/or payable will be determined at the end of each accounting period.

15.	Notices. Any notice required or otherwise given pursuant to this Agreement shall be in writing and shall be duly given via U.S. Mail, First Class postage prepaid, or personal delivery. The current address for mailing purposes of this Agreement is set forth below:

Pacific Life Insurance Company	Pacific Select Distributors, LLC
Attn: Sharon A. Cheever (or her successor)	Attn: Ken Dunn (or his successor)
700 Newport Center Drive	700 Newport Center Drive
Newport Beach, California 92660	Newport Beach, California 92660

Pacific Life & Annuity Company
Attn: Sharon A. Cheever (or her successor)
700 Newport Center Drive
Newport Beach, California 92660

16.	Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

17.	Amendment. No modification or amendment to this Agreement shall be binding unless in writing and executed by the duly authorized representatives of the Parties. No waiver by PLIC, PL&A or PSD of any breach of this Agreement shall be deemed a waiver of any other prior or subsequent breach. The failure of PLIC, PL&A or PSD to exercise any right provided by this Agreement shall not be deemed on any subsequent occasion to waive any right granted to any Party.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.	Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.

20.	Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

21.	Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

22.	Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties hereto.

23.	Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year written below.

PACIFIC LIFE INSURANCE COMPANY		PACIFIC SELECT DISTRIBUTORS, LLC.

By:	/s/ Sharon A. Cheever	By:	/s/ Gregory L. Keeling
Name:	Sharon A. Cheever	Name:	Gregory L. Keeling
Title:	Senior Vice President	Title:	Vice President
Date:	May 1, 2016	Date:	May 1, 2016

By:	/s/ Lori K. Lasinski	By:	/s/ Lori K. Lasinski
Name:	Lori K. Lasinski	Name:	Lori K. Lasinski
Title:	Assistant Secretary	Title:	Assistant Secretary
Date:	May 1, 2016	Date:	May 1, 2016

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ Sharon A. Cheever
Name:	Sharon A. Cheever
Title:	Senior Vice President
Date:	May 1, 2016

By:	/s/ Lori K. Lasinski
Name:	Lori K. Lasinski
Title:	Assistant Secretary
Date:	May 1, 2016